Exhibit 99.1

IMC Global Board of Directors Approves Making Proposal to Phosphate Resource Partners Limited Partnership Unitholders to Acquire all Publicly Held Units

LAKE FOREST, Ill., Jan. 15 /PRNewswire-FirstCall/ — The Board of Directors of IMC Global Inc. has authorized management of the Company to communicate a proposal to Phosphate Resource Partners Limited Partnership to acquire all of the publicly held units of PLP. Under the proposal, each publicly held PLP unit would be converted into 0.2 shares of IMC common stock.

IMC and PLP have previously announced an arrangement pursuant to which Alpine Capital, L.P., Keystone, Inc. and The Anne T. and Robert M. Bass Foundation, collectively the largest holders of PLP units other than IMC, have agreed to support a transaction in which all PLP publicly held units would be converted into 0.2 shares of IMC common stock.

Any transaction will be subject to, among other things, the negotiation of a definitive merger agreement, necessary regulatory approvals, action by the unitholders of PLP and other conditions which are customary for transactions of this nature involving publicly traded companies.

With 2002 revenues of $2.1 billion, IMC Global is the world’s largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry and a leading global provider of feed ingredients for the animal nutrition industry. For more information, visit IMC Global’s Web site at imcglobal.com .

PLP is engaged in the production and sale of phosphate crop nutrients and animal feed ingredients. For more information, visit the PLP Web site at phosplp.com .

(This news release contains forward-looking statements that are based on current expectations; actual results may differ materially. Such forward— looking statements include statements regarding quarterly and annual results for 2003 and expectations regarding the phosphate market recovery. These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those expressed in the forward-looking statements.)

Web site: http://www.imcglobal.com

Website: http://www.phosplp.com